Exhibit 10.2

Brightview HOLDINGS, INC.

PERFORMANCE STOCK UNIT GRANT

THIS PERFORMANCE STOCK UNIT GRANT (this “Agreement”), is made effective as of the date set forth on the Company signature page (the “Signature Page”) attached hereto (the “Date of Grant”), by and between BrightView Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and the participant identified on the Signature Page attached hereto (“Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the BrightView Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meaning as in the Plan; and

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Performance Stock Units.
(a)
Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Date of Grant, the Company hereby grants the target number of performance-based Restricted Stock Units (“Performance Stock Units” or “PSUs”) set forth on the Signature Page hereto (the “Target PSUs”).
(b)
The number of Performance Stock Units earned (the “Earned PSUs”) shall be determined based on the level of achievement of the Performance Criteria set forth on Schedule I attached hereto (the “Performance Conditions”) over the performance period set forth on the Signature Page hereto (the “Performance Period”).
(c)
If Participant’s employment or service with the Company Group is terminated at any time before the last day of the Performance Period (the “Vesting Date”), all unvested Performance Stock Units shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).

2.
Settlement of Earned PSUs.
(a)
As promptly as practicable (and, in no event more than two and one-half (2-1/2) months) following the Vesting Date, the Committee shall determine (i) whether and to what extent the Performance Conditions has been achieved and (ii) the number of Earned PSUs, if any. The Earned PSUs, if any, shall become vested as of the Vesting Date, subject to Participant’s continued employment or service with the Company Group through such date.
(b)
Upon the settlement of an Earned PSU, the Company shall pay to Participant an amount equal to one share of Common Stock (a “Share”). As determined by the Committee, the Company shall pay such amount in (x) cash, (y) Shares or (z) any combination thereof. Any fractional Shares may be settled in cash.

Exhibit 10.2

(c)
Notwithstanding anything in this Agreement to the contrary, the Company shall not have any obligation to issue or transfer any Shares as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law. As a condition to the settlement of any Earned PSUs, Participant may be required to deliver certain documentation to the Company.
3.
Restrictive Covenants.
(a)
Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses and the goodwill associated with the Company Group and accordingly agrees, in Participant’s capacity as an investor and equity holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to forfeit without payment any outstanding Shares subject to this Agreement and otherwise cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Participant and the Company Group. For purposes of this Agreement, “Restrictive Covenant Violation” shall include Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.
(b)
Repayment of Proceeds. If a Restrictive Covenant Violation occurs, Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received either in cash in respect of the settlement of any Earned PSUs, or upon the sale or other disposition of, or dividends or distributions in respect of, Shares received upon the settlement of any Earned PSUs.
4.
Book Entry; Certificates. Upon the settlement of any Earned PSUs in Shares pursuant to this Agreement, the Company shall recognize Participant’s ownership of such Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (a) the settlement of any Earned PSUs pursuant to this Agreement and (b) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to Participant or to Participant’s legal guardian or representative along with the stock powers relating thereto. However, the Company shall not be liable to Participant for damages relating to any delays in issuing the certificates (if any) to Participant, any loss by Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
5.
Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to Participant as contemplated by Section 4 above shall be subject to the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such

Exhibit 10.2

Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 7 hereof.
6.
No Right to Continued Employment or Service. Neither the Plan nor this Agreement nor Participant’s receipt of the Performance Stock Units hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.
7.
Assignment Restrictions.
(a)
The Performance Stock Units granted hereunder may not be Assigned and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an Assignment.
(b)
“Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.
8.
Withholding. Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of any Earned PSUs, their vesting or settlement or any payment or transfer with respect to any Earned PSUs at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Committee may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering Shares, including Shares received upon settlement of any Earned PSUs pursuant to this Agreement.
9.
Securities Laws; Cooperation. Upon the vesting of any unvested Performance Stock Units, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.
10.
Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
11.
Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of Participant, the Company, and any transferees who hold Performance Stock Units pursuant to a valid Assignment, hereby submits to the

Exhibit 10.2

exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any transferees who hold Performance Stock Units pursuant to a valid Assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.
12.
Performance Stock Units Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Performance Stock Units granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant.
13.
Section 409A. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Performance Stock Units.
14.
Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company may, in its sole discretion, decide to deliver any documents related to the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15.
Acceptance and Agreement by Participant; Forfeiture upon Failure to Accept. The grant of Performance Stock Units hereunder will lapse ninety (90) days from the Date of Grant, and the Performance Stock Units granted hereunder will be forfeited on such date if Participant has not accepted this Agreement by such date. For the avoidance of doubt, Participant’s failure to accept this Agreement will not affect Participant’s continuing obligations under any other agreement between the Company and Participant.
16.
No Advice Regarding Grant. Notwithstanding anything herein to the contrary, Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares received upon settlement of the Performance Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
17.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, and on any Shares received upon settlement of Performance Stock Units under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.
Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

Exhibit 10.2

[Signatures on next page.]

Exhibit 10.2

IN WITNESS WHEREOF, Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

Name:

Dated:

Exhibit 10.2

Agreement acknowledged and confirmed:

BrightView Holdings, Inc.

By:	__________________________________
Name: Amanda Orders
Title: Chief Human Resources Officer

Equity Schedule

Name:

Date of Grant:

Performance Period:

Target Number of Performance Stock Units Granted:

Exhibit 10.2

Schedule I

Vesting Terms

19.
Vesting Based on Performance. The portion of the Target PSUs that become earned and vested (if any) will be determined based on performance during the Performance Period against the following Performance Conditions:

[Applicable Performance Conditions Included Here]

20.
Vesting Based on Continued Service. Except as provided by Sections 2(a), 2(b) and 2(c) below, Participant must remain in continuous service with the Company Group through the Vesting Date to be entitled to payment for any Earned PSUs.
(a)
Exception for Death or Disability. Notwithstanding any provisions of this Agreement to the contrary, if Participant’s employment or service with the Company Group is terminated due to Participant’s death or Disability prior to the Vesting Date, then Participant shall receive a Pro-rated Portion of the Earned PSUs following the end of the Performance Period. Such Pro-rated Portion of the Earned PSUs shall be settled at the same time as awards are settled for other Participants who have remained in continuous employment or service with the Company Group through the Vesting Date (and, in no event more than two and one-half (2-1/2) months following the end of the Performance Period).
(b)
Exception for Retirement. Notwithstanding any provisions of this Agreement to the contrary, if Participant’s employment or service with the Company Group terminates due Participant’s Retirement, then Participant shall receive a Pro-rated Portion of the Earned PSUs following the end of the Performance Period. Subject to the provisions of this Section 2(b), such Pro-rated Portion of the Earned PSUs shall be settled at the same time as awards are settled for other Participants who have remained in continuous employment or service with the Company Group through the Vesting Date (and, in no event more than two and one-half (2-1/2) months following the end of the Performance Period). In order to be eligible for the additional vesting provided by this Section 2(b), Participant must (i) give the Company at least twelve (12) months advance written notice of intent to retire, (ii) remain continuously employed with or provided services to the Company Group for at least six (6) months following the Date of Grant and be in good standing with the Company on the date of termination of employment, (iii) comply with all applicable post-employment covenants, including the Restrictive Covenants set forth in this Agreement, and (iv) if requested by the Company, provide the Company with a release of claims in such form as required by the Company in its discretion.
(c)
Exception for a Change in Control. In the event of a Change in Control prior to the Vesting Date, any unvested Performance Stock Units will vest in accordance with this Section 2(c), subject to Participant’s continued employment or service with the Company Group through the Change in Control Date.
(i)
To the extent the Performance Stock Units are assumed, converted or replaced by the resulting entity in the Change in Control, if within two (2) years after the Change in Control Date the Participant’s service with the Company Group or its successor is terminated either (A) by the Company other than for Cause or (B) by the Participant for Good Reason, then the number of Earned PSUs as of the Participant’s termination date shall be determined in accordance with this Section 2(c)(i) and shall vest as of the date of such termination of service. The number of Earned PSUs shall be determined based upon the greater of: (A) an assumed achievement of the Performance Conditions at their “Target” level, or (B) the actual level of achievement of the Performance Conditions as determined by the Committee immediately preceding the Change in Control.

Exhibit 10.2

(ii)
To the extent the Performance Stock Units are not assumed, converted or replaced by the resulting entity in the Change in Control, then the number of Earned PSUs as of the Change in Control Date shall be determined in accordance with this Section 2(c)(ii) and shall vest as of the Change in Control Date. The number of Earned PSUs shall be determined based upon the greater of: (A) an assumed achievement of the Performance Conditions at their “Target” level, or (B) the actual level of achievement of the Performance Conditions as determined by the Committee immediately preceding the Change in Control.
21.
Definitions. For purposes of this Schedule I, the following terms shall have the following meanings:
(a)
“Change in Control Date” shall mean the date that a Change in Control is consummated.
(b)
“Disability” means an event which results in Participant (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company Group.
(c)
“Good Reason” shall be defined as that term is defined in Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Participant has expressly consented in writing thereto: (i) a material reduction in Participant’s base salary or target annual bonus opportunity; (ii) a material reduction of Participant’s duties and responsibilities; or (iii) the Company provides Participant with notice that Participant’s principal office location is or will be moved to a location more than fifty (50) miles from Participant’s principal office location immediately before such notice, other than to a location that is within the greater Philadelphia metropolitan area. Notwithstanding the foregoing, Participant shall not have Good Reason for termination unless Participant gives written notice of termination for Good Reason within sixty (60) days after the event giving rise to Good Reason occurs and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Participant’s notice of termination, within thirty (30) days after the date on which Participant gives written notice of termination.
(d)
“Pro-rated Portion” shall mean a pro-rated portion of the Earned PSUs determined by multiplying (i) the number of Earned PSUs had Participant remained in service with the Company Group for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of days Participant was employed during the Performance Period prior to such termination of service, and the denominator of which is the total number of days in the Performance Period.
(e)
“Retirement” means a Participant’s termination of employment or service with the Company Group, other than due to death or Disability and other than by action of the Company for Cause, provided that as of Participant’s date of termination of employment Participant (i) is at least age sixty (60), and (ii) has at least five (5) Years of Service.
(f)
“Years of Service” means, for a Participant, Participant’s whole years of service with the Company Group, as determined by the Company in its sole discretion. Years of Service shall be determined based on Participant’s most recent hire date with the Company Group and shall not take into account prior periods of service. Years of Service may include periods of service with an acquired company to the extent determined by the Company.

Exhibit 10.2

[Applicable Additional Definitions for Performance Conditions Included Here]

Appendix A

Restrictive Covenants

22.
Generally. If Participant’s final place of employment is in one of the following states the covenants contained in Section 2(a)(i) below will not apply: California, Minnesota, North Dakota, Oklahoma.
23.
Non-Competition; Non-Solicitation.
(a)
Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries and accordingly agrees as follows:
(i)
Non-Compete. For the period of one (1) year after the date on which Participant’s employment or service to the Company Group (as defined below) is terminated for any reason, Participant shall not, within the Geographic Area (as defined below), directly or indirectly own, manage, operate, finance, or be connected as an officer, director, employee, partner, agent or consultant with any business or enterprise which, directly or through an affiliated subsidiary organization, provides services or performs any business activities that are competitive with the business, activities, products or services of the type conducted, authorized, offered, or provided by the Company or any of its direct or indirect Subsidiaries (collectively, the “Company Group”) as of the date of such termination, or with respect to which the Company Group has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company Group, during the twenty-four (24) month period prior to the date of termination (a “Competitive Business”). For purposes of this Agreement, the term “Geographic Area” means any state in which any member of the Company Group is maintaining a business office as of the date on which Participant’s employment or service is terminated.
(ii)
Non-Solicit. For the period of one (1) year after the date on which Participant’s employment or service to the Company Group is terminated for any reason, Participant will not, either directly or indirectly:
(A)
call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within one year prior thereto had been, a customer or provider of the Company Group within the Geographic Area in connection with any of the business activities referred to above; or
(B)
solicit the employment of any person who was employed by the Company Group on a full or part time basis as of the date of such termination unless such person was involuntarily discharged or voluntarily left his or her employment relationship prior to Participant’s termination of employment.
(iii)
Remedies. Participant acknowledges that the provisions set forth in this Appendix A are reasonable and necessary to protect the legitimate interests of the Company or its direct or indirect Subsidiaries, and that a violation of any of those provisions will cause irreparable harm to the Company Group. Participant acknowledges that any member of the Company Group may seek injunctive relief for Participant’s violation of such provisions. Participant represents that Participant’s experience and capabilities are such that the provisions contained in this Appendix A will not prevent Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as earned with the Company Group. In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(iv)
Assignment. The rights and protections of the Company hereunder shall extend and may be assigned to any successors of any member of the Company Group.
(v)
Similar Provisions. Participant acknowledges that any other agreement between Participant and the Company or its direct or indirect Subsidiaries that contains restrictive covenants shall not be superseded by this Agreement, shall remain in full force and effect in accordance with its terms, and such restrictive covenants shall be in addition to, and not superseded by, the provisions of this Appendix A to the extent the provisions of this Appendix A are applicable to Participant.